CONSENT TO MODIFICATIONS

This Consent to Modifications, dated June 18, 2010, is given and agreed to by the “Purchasers” under the Fifth Amended and Restated Note and Warrant Purchase Agreement by and among the Purchasers, Integral Vision, Inc., a Michigan corporation (the "Company"), and J. M. Warren Law Offices, P.C., as Agent.

Factual Statements

A.
The undersigned is a Purchaser under the Fifth Amended and Restated Note and Warrant Purchase Agreement (as modified December 15, 2008, January 28, 2009, June 10, 2009,  June 23, 2009, September 16, 2009, and April 19, 2010), dated effective as of the date of execution by such Purchaser, for the purchase of the Notes and Warrants of the Company (the “Purchase Agreement”).

B.
Some of the Company’s Class 2 Noteholders have indicated a desire to have some payments made by the Company pursuant to their Class 2 Notes applied to the principal outstanding on said notes first rather than be applied first to the accrued interest due as specified in the Purchase Agreement.  The parties to this Purchase Agreement wish to modify the terms therein to allow such an election by the Class 2 Noteholders.

C.
Class 3 Noteholders are currently limited pursuant to Section 6. of their notes as follows:  “Forbearance from suit. No Note holder of this issue may institute any suit or proceeding for the enforcement of the payment of principal or interest unless the holders of more than 50 percent in amount of all outstanding Notes of this issue join in the suit or proceeding.”  It is in the Company’s and Noteholders’ interest to have the “Events of Default” provisions governing Class 3 Notes be amended to “conform” to the aforementioned forbearance from suit limitations.

Agreement

1.   Modifications.  The undersigned agree to the modifications to the Purchase Agreement as follows:

Section 1. (b) (ii): The sentence in this section, “Payments will be applied first to accrued interest and then to principal.” shall be replaced with as follows:

June 18, 2010 — Integral Vision, Inc. — Consent to Modifications

Payments to Class 2 Noteholders will be applied first to accrued interest and then to principal unless a specific Class 2 Noteholder notifies the Company in writing (with said written notice being received by the Company on or before the Company makes a payment to said Class 2 Noteholder) that it wants payments or a portion of said payments (as specified in said written notice to the Company by the Class 2 Noteholder) applied first to principal and then to accrued interest.

Section 14.1. (a): The following shall be added after the word “Agent” in said section:
Notwithstanding the foregoing, it shall not be considered an Event of Default if the Company defaults in the payment of any part of the principal or interest due pursuant to any Class 3 Note when the same shall become due and payable (“Late Class 3 Note Payments”) unless the Company has Late Class 3 Note Payments due to the holders of fifty percent (50%) of the then outstanding Class 3 Notes (said 50% shall be based on the aggregate principal amounts of Class 3 Notes then outstanding);

2.   Voluntary and Informed Execution.  THE PARTIES ACKNOWLEDGE THAT THEY HAVE HAD AN OPPORTUNITY TO CONSULT WITH LEGAL COUNSEL WITH RESPECT TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, AND THAT THE MODIFICATIONS SET FORTH HEREIN WERE KNOWINGLY AND VOLUNTARILY MADE.

3.   Effective Date.

This agreement shall be effective on the date that the majority of the holders of the Notes and Shares currently outstanding under said Purchase Agreement, the Company (as authorized by its Board of Directors), and the Agent have signed this Consent to Modification

Signed:

Integral Vision, Inc.

/s/ Charles J. Drake
Charles J. Drake
Chairman

June 18, 2010 — Integral Vision, Inc. — Consent to Modifications

Signed:

J.M. Warren Law Offices, P.C., As Agent

/s/ J.Michael Warren
J. Michael Warren

Signed:

John R. Kiely, III

John R. Kiely, III Trust dated May 22, 2007,
John R. Kiely, III, Trustee

John R. & Margaret Lee Kiely Revocable Trust,
John R. Kiely, III, Trustee

Michael Hughes Kiely Family Trust, dated November 4, 1986,
John R. Kiely, III, Trustee

/s/ John R. Kiely, III
John R. Kiely, III
In his respective capacities

Signed:

Michael H. Kiely

Michael H. Kiely, Beneficiary (self-directed IRA account)
TD Ameritrade, Inc., Custodian for Michael H. Kiely, Account # 370-91506

Michael H. Kiely, Trustee for the Michael Hughes Kiely Family Trust, dated November 4, 1986

/s/ Michael H. Kiely
Michael H. Kiely
(Personally, as Trustee for Michael Hughes Family Trust, and as Beneficiary for his IRA)

June 18, 2010 — Integral Vision, Inc. — Consent to Modifications

Signed:

Dean Witter Reynolds	Industrial Boxboard Company
Custodian for John N. Hunter	John N. Hunter, its General Partner
IRA Rollover dtd 3-30-2000	2249 Davis Court
MSDW Account #112-014301	Hayward, CA 94545
245 Lytton Avenue, Suite 200
Palo Alto, CA 94301

J.N. Hunter and J.A. Hunter, Trustees
Industrial Boxboard Corporation
Profit Sharing Plan and Trust	by /s/ J.N. Hunter
(July 1, 1989 Restatement and	J.N. Hunter, in his capacities as
subsequent restatements)	Beneficial Owner of the IRA Rollover,
2249 Davis Court	Trustee of the Profit Sharing Plan,
Hayward, CA 94545	and General Partner of the Industrial
Boxboard Company

June 18, 2010 — Integral Vision, Inc. — Consent to Modifications